Exhibit 10.1

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT is made effective as of the 27th day of December, 2021.

AMONG:

NUBIAN RESOURCES LTD., a corporation organized under the laws of the Province of British Columbia and having an address for notice and delivery at Suite 202, Yale Court Plaza, 2526 Yale Court, Abbotsford, British Columbia, V2S 8G9

(the "Vendor")

AND:

ATHENA GOLD CORPORATION (formerly Athena Silver Corporation), a corporation organized under the laws of the State of Delaware and having an address for notice and delivery at –2010A Harbison Drive, Unit 312, Vacaville, California, USA, 95687

(the "Purchaser")

AND:

NUBIAN RESOURCES (USA) LTD., a corporation organized under the laws of the State of Delaware and having an address for notice and delivery at Suite 202, Yale Court Plaza, 2526 Yale Court, Abbotsford, British Columbia, V2S 8G9

(the "Corporation")

WHEREAS:

A.	The Corporation is the legal and beneficial owner of the Property (as defined herein) and the Existing Data (as defined herein);

B.	The Vendor holds, beneficially and of record 754,385 common shares (the "Purchased Shares") in the capital of the Corporation, representing all of the issued and outstanding shares or rights to acquire shares in the capital of the Corporation;

C.	The Purchaser is a reporting issuer in the Provinces of British Columbia and Ontario and under the United States Securities Exchange Act of 1934; and

D.	The Vendor wishes to sell and convey the Purchased Shares to the Purchaser, and the Purchaser wishes to purchase the Purchased Shares in exchange for the Purchase Price (as defined herein), upon the terms and conditions herein set forth such that upon completion of the Acquisition (as defined herein), the Corporation shall be a wholly-owned subsidiary of the Purchaser.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the covenants, agreements, warranties and payments herein set forth and provided for, the Parties covenant and agree as set forth below.

Article 1
INTERPRETATION

1.1	Definitions

In this Agreement, including the recitals and any schedules hereto, unless otherwise stated or unless there is something in the subject matter or context inconsistent therewith:

(a)	"1933 Act" means the United States Securities Act of 1933, as amended;

(b)	"1934 Act " means the United States Securities Exchange Act of 1934, as amended;

(c)	"Acquisition" means the acquisition of the Purchased Shares by the Purchaser in exchange for the Consideration Shares;

(d)	"Affiliate" means any person, partnership, joint venture, corporation or other form of enterprise, which directly or indirectly controls, is controlled by, or is under common control with, a party to this Agreement. For the purposes of the preceding sentence, "control" means possession, directly or indirectly, of the power to direct or cause direction of management and policies through ownership of voting securities, contract, voting trust or otherwise;

(e)	"Agreement" means this share purchase agreement, as amended from time to time, and all Schedules which are incorporated by reference;

(f)	"Applicable Laws" means all applicable federal, provincial, territorial, state, regional and local laws (statutory or common), rules, ordinances (including zoning and mineral removal ordinances), regulations, grants, concessions, franchises, licences, orders, directives, judgments, decrees, and other governmental restrictions, including permits and other similar requirements, whether legislative, municipal, administrative or judicial in nature, including environmental laws and Securities Laws;

(g)	"Assets" means the Property, the Mineral Rights, the Minerals subject to the Mineral Rights and the Existing Data and including, all associated licences, claims, leases, permits, lease agreements, royalties, surface rights, real property rights, mill sites, tunnel sites, water rights, options or other contractual rights to acquire real property or interests in the foregoing;

(h)	"Athena Common Shares" means shares in the common stock of the Purchaser, having a par value of $0.0001 each;

(i)	"Benefit Plan" means all bonus, deferred compensation, incentive compensation, share purchase, share option, stock appreciation, phantom stock, savings, profit sharing, severance or termination pay, health or other medical, life, disability or other insurance (whether insured or self-insured), supplementary unemployment benefit, pension, retirement and supplementary retirement plans, programs, agreements and arrangements, except for any statutory plans to which the corporation is obliged to contribute or comply, or plans administered pursuant to applicable federal, state or provincial health, worker's compensation and employment insurance legislation;

(j)	"Business" means the business presently and heretofore carried on by the Corporation, including mineral exploration and development, and the intangible goodwill associated therewith and any and all interests of whatsoever kind and nature related thereto;

(k)	"Business Day" means any day, other than a Saturday or Sunday, on which banks in Vancouver, British Columbia or Reno, Nevada are open for commercial banking business during normal banking hours;

(l)	"Closing" means the completion of the Acquisition;

(m)	"Closing Date" means December 31, 2021 or such other date as may be agreed to in writing by the Purchaser and the Vendor;

(n)	"Commencement of Commercial Production" means the first day of the month following the first 30 consecutive days during which Minerals have been produced from a mine at an average rate of not less than 65% of the initial rated capacity if a plant is located on the Property or if no plant is located thereon, the last day of the first period of 30 consecutive days during which ore has been shipped from the Property on a reasonably regular basis for the purpose of earning revenues, whether to a plant or facility constructed for that purpose or to a plant or facility already in existence, but does not include the production of Minerals from bulk sampling or milling for the purpose of testing or milling by a pilot plant;

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(o)	"Consideration Shares" has the meaning ascribed thereto in Section 2.2;

(p)	"Corporation" means Nubian Resources (USA) Ltd., a private corporation organized under the laws of the state of Delaware;

(q)	"Corporation's Contracts" means any contract, agreement (written or oral), commitment, indenture, or other instrument to which the Corporation is bound and which is material to the Business, and which involves a price, consideration or revenue stream of more than $5,000 in the aggregate, including those entered into in the ordinary course of business, for any Benefits Plans, or which could materially affect the Assets, or Business or financial condition of the Corporation, all as set forth in Schedule "D";

(r)	"Corporation's Financial Statements" means the audited financial statements for the Corporation for the financial years ended December 31, 2019 and 2020, together with the notes thereto and auditor's reports thereon, and the reviewed financial statements for the Corporation for the three and nine month interim periods ended September 30, 2021, together with the notes thereto, complete copies of which are attached as Schedule "E";

(s)	"CSE" means the Canadian Securities Exchange;

(t)	"documents" means all contracts, agreements, documents, permits, licences, certificates, plans, drawings, specifications, reports, compilations, analysis, studies, financial statements, budgets, market surveys, minute books, corporate records, corporate seals and any other documents or information of whatsoever nature and any and all rights in relation thereto;

(u)	"Encumbrance" means any mortgage, charge, pledge, hypothecation, security interest, assignment, lien (statutory or otherwise), charge, title retention agreement or arrangement, exception, reservation, easement, encroachment, right of occupation, right-of-way, right-of-entry, matter capable of registration against title, royalty, restrictive covenant or other encumbrance or other adverse third party interest of any nature; (including any execution, seizure, attachment or garnishment which binds property), regardless of form, whether or not registered or registrable and whether or not consensual or arising by any Applicable Laws, and includes agreement to give or create any of the foregoing;

(v)	"Existing Data" means all data, maps, information, reports, assays, drill core and samples from or relating to the Property, in whatever form and including all geological, geophysical and geochemical data and drill results, in the possession or under the control of the Vendor or the Corporation;

(w)	"Existing Royalty" means a 2% net smelter returns royalty on the leased patented claims that comprise a portion of the Mineral Rights granted to Christian W. Bramwell pursuant to a mining lease and option to purchase dated June 2, 2005 and made between Bramwell and Maximus Ventures Ltd. ("Maximus"), as assigned by Maximus to Walker Lane Gold LLC ("Walker") pursuant to an assignment and assumption agreement dated March 18, 2006 and further assigned by Walker to Timberwolf Minerals Ltd. ("Timberwolf") pursuant to an assignment and assumption agreement dated February 12, 2008, and further assigned by Timberwolf to ISC Copper Systems Ltd. pursuant to an assignment and assumption agreement dated August 29 2010;

(x)	"GAAP" or "Generally Accepted Accounting Principles" means the generally accepted accounting principles from time to time approved in Canada by the Canadian Institute of Chartered Accountants, or in the United States by the Financial Accounting Standards Board, as the case may be, or any successor institute, applicable as at the date on which date such calculation is made or required to be made in accordance with generally accepted accounting principles applied on a basis consistent with preceding years;

(y)	"Governmental Authority" means any government in Canada, any government in the United States of America, of any other government and any agency, or department, tribunal, board, commission, court or other authority exercising or purporting to exercise executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, government, as well as any arbitrator, arbitration tribunal or other tribunal or other quasi-governmental or private body exercising any regulatory, expropriation or taxation authority under or for the account of any of the foregoing, including any authority regulating the Business and any stock exchange on which the securities of a Party are listed at the time;

(z)	"Governmental Charges" means all fees, levies and charges imposed by a Governmental Authority;

(aa)	"Mineral Rights" means the mineral rights, interests and claims described and depicted in Schedule "A";

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(bb)	"Minerals" means all ores, intermediate products and concentrates or metals derived from them, containing precious, base and industrial minerals and which are found in, on or under, mined or otherwise produced and removed from the Property and may lawfully be explored for, mined and sold pursuant to the rights granted by the Mineral Rights and other instruments of title under which any of the Mineral Rights are held;

(cc)	"Nubian Royalty" means the 1% net smelter returns royalty to be granted by the Purchaser to the Vendor upon the Closing relating to the Mineral Rights comprising the Property calculated and paid in accordance with Schedule "B";

(dd)	"Option Agreement" means the option agreement in respect of the Property made as of December 11, 2020 among the Vendor, the Purchaser and the Corporation, as amended;

(ee)	"Parties" means, collectively, the Vendor, the Purchaser and the Corporation, and "Party" means any one of them; and where there is a reference to only two Parties, the Vendor and the Corporation shall be treated as one Party and the Purchaser as the other Party;

(ff)	"Permits" means all licences, permits and similar rights and privileges that are required and necessary under applicable legislation, regulations, rules and orders for the relevant entity to own its assets and operate its business or for the status and qualification of the relevant entity to carry on its business;

(gg)	"Permitted Encumbrance" means: (i) any security given to a public utility or any Governmental Authority when required in the ordinary course of business in connection with the Exploration Activities; (ii) any reservations or exceptions contained in the claims or other original grant of rights underlying or related to the Mineral Rights as of the date hereof; (iii) any encumbrance, right or royalty or Tax vested in favour of any Governmental Authority arising under Applicable Laws or under the terms of any contract, mineral concession or licence as of the date hereof; (iv) any rights of way for, or reservations or rights of others relating to, sewers, water lines, gas lines, pipelines, electric lines, telegraph and telephone lines and other similar products or services; (v) the Existing Royalty; and (vi) the Nubian Royalty;

(hh)	"person" means an individual, corporation, trust, partnership, limited liability company, contractual mining company, joint venture, unincorporated organization, firm, estate, Governmental Authority or any agency or political subdivision thereof, or other entity;

(ii)	"Property" means the Mineral Rights and all other mineral property interests derived from any such mineral claims. Any reference herein to any mineral claims or other mineral property interests comprised in the Property includes any other interests into which such mineral claims or other mineral property interests may have been converted;

(jj)	"Prospectus" means the prospectus included in any Registration Statement, as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by such Registration Statement and by all other amendments and supplements to the prospectus, including post-effective amendments and all material incorporated by reference in such prospectus;

(kk)	"Purchaser" or "Athena" means Athena Gold Corporation (formerly Athena Silver Corporation), a corporation organized under the laws of the State of Delaware and which is a reporting issuer in British Columbia;

(ll)	"Purchase Price" means the purchase price payable by the Purchaser to the Vendor for the Purchased Shares as further described in Section 2.2;

(mm)	"Purchased Shares" means all of the issued and outstanding shares of the Corporation as more particularly described in Recital B;

(nn)	"Representatives" means, in respect of a Party, such Party's officers, directors, employees, advisors (including legal, accounting and financial advisors), agents and other representatives;

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(oo)	"Registrable Securities" means the aggregate of all Consideration Shares and any other Athena Common Shares held by the Vendor as at the date of the effectiveness of the Registration Statement and any securities issued or issuable with respect to or in exchange therefor, whether by merger, charter amendment or otherwise; provided, that, a security shall cease to be a Registrable Security upon (i) sale pursuant to a Registration Statement or Rule 144 under the 1933 Act; or (ii) such security becoming eligible for sale by the holder thereof (whether or not such holder is deemed to be an Affiliate of the Purchaser) without the need for current public information or other restriction by the Vendor pursuant to Rule 144;

(pp)	"Registration Statement" means any registration statement of the Purchaser filed under the 1933 Act that covers the resale of any of the Registrable Securities pursuant to the provisions of this Agreement, amendments and supplements to such Registration Statement, including post-effective amendments, all exhibits and all material incorporated by reference in such Registration Statement;

(qq)	"SEC" means the United States Securities and Exchange Commission;

(rr)	"Securities Laws" means all applicable Canadian and United States federal securities laws and the respective regulations made thereunder, together with applicable published fee schedules, prescribed forms, policy statements, notices, orders, blanket rulings and other regulatory instruments of the securities regulatory authorities in such provinces and all rules and policies of the CSE, the TSXV or such other stock exchange on which the securities of a Party are listed at the time;

(ss)	"Taxes" means all federal, state, provincial, territorial, regional, county, municipal, local or foreign taxes, duties, imposts, levies, assessments, tariffs and other charges imposed, assessed or collected by a Governmental Authority, including: (i) any gross income, net income, gross receipts, business, royalty, capital, capital gains, goods and services, value added, severance, stamp, franchise, occupation, premium, capital stock, sales and use, real property, land transfer, personal property, ad valorem, transfer, licence, profits, windfall profits, environmental, payroll, employment, employer health, pension plan, anti-dumping, countervail, customs or excise tax; (ii) all withholdings on amounts paid to or by the relevant person in respect of taxes; (iii) all employment insurance premiums, government pension plan contributions or premiums; (iv) any fine, penalty, interest, or addition to tax; (v) any tax imposed, assessed, or collected or payable pursuant to any tax-sharing agreement or any other contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency, or fee; and (vi) any liability for any of the foregoing as a transferee, successor, guarantor, or by contract or by operation of Applicable Laws;

(tt)	"Time of Closing" means 10:00 a.m., Vancouver time, on the Closing Date or such other time as the Parties may agree in writing;

(uu)	"TSXV" means the TSX Venture Exchange;

(vv)	"Vendor" or "Nubian" means Nubian Resources Ltd., a corporation organized under the laws of the Province of British Columbia and which is a reporting issuer in British Columbia, Alberta, Manitoba and Ontario.

1.2	Interpretation

For the purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a)	the headings to the Articles, Sections or clauses of this Agreement are inserted for convenience only and are not intended to affect the construction of this Agreement or any provision hereof;

(b)	a reference to a numbered or lettered Article, Section, clause or Schedule refers to the Article, Section, clause or Schedule bearing that number or letter in this Agreement, and a reference to "this Agreement", "hereof", "hereunder", "herein" or words of similar meaning means this Agreement, including the Schedules hereto, together with any amendments thereof;

(c)	all dollar amounts expressed herein refer to the lawful currency of Canada. All payments contemplated herein shall be by certified cheque or bank draft issued by a Canadian chartered bank or such other transfer of immediately available funds as may be acceptable to the Parties;

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(d)	a reference to a Party is to a party to this Agreement, and a reference to a Party includes the Party's executors, administrators, successors and permitted assigns and substitutes;

(e)	any reference to a corporate entity includes, and is also a reference to, any corporate entity that is a successor to such entity;

(f)	a reference to a statute includes all regulations made thereunder, all amendments to the statute or regulations in force from time to time, and any statute or regulation that supplements or supersedes such statute or regulations;

(g)	words importing the masculine gender include the feminine or neuter, words in the singular include the plural, words importing a corporate entity include individuals, and vice versa;

(h)	the word "or" is not exclusive and the word "including" is not limiting (whether or not non-limiting language such as "without limitation" or "but not limited to" or other words of similar import are used with reference thereto);

(i)	if any date on which any action is required to be taken hereunder by any of the Parties is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day; and

(j)	the representations, warranties, covenants and agreements contained in this Agreement shall not merge and shall continue in full force and effect from and after the date hereof for the applicable period set out in this Agreement.

1.3	Knowledge

Where the phrase "to the knowledge" is used in respect of a Party, such phrase shall mean, in respect of each representation and warranty or other statement which is qualified by such phrase, that such representation and warranty or other statement is being made based upon the actual knowledge of the Chief Executive Officer and Chief Financial Officer of the Party after due inquiry and investigation.

1.4	Severability

If any provision of this Agreement is or becomes illegal, invalid or unenforceable, in whole or in part, the remaining provisions shall nevertheless be and remain valid and subsisting and the said remaining provisions shall be construed as if this Agreement had been executed without the illegal, invalid or unenforceable portion.

1.5	Entire Agreement

This Agreement and the Option Agreement constitutes the entire agreement between the Parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the Parties, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof, except as specifically set forth herein. Notwithstanding any other provision hereof, in the event of any inconsistency or conflict between the provisions of this Agreement and the Option Agreement, the provisions of this Agreement shall prevail. No amendment, supplement, modification or termination of this Agreement shall be binding unless executed in writing by the Party to be bound thereby.

1.6	Schedules

Appended hereto are the following schedules, which are incorporated into this Agreement by reference and are deemed to be a part hereof:

Schedule "A" Description of Property
Schedule "B" Net Smelter Returns Royalty
Schedule "C" Corporation's Contracts
Schedule "D" Corporation's Financial Statements

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Article 2
PURCHASE OF PURCHASED SHARES

2.1	Purchase of Purchased Shares

Subject to the terms and conditions hereof, the Purchaser agrees to purchase, and the Vendor agrees to sell, assign and transfer to the Purchaser, the Purchased Shares for the Purchase Price as determined by the provisions of Sections 2.2 and 2.3.

2.2	Purchase Price

The Purchase Price for the Purchased Shares shall be $2,250,000, payable as an aggregate of 45,000,000 Athena Common Shares at a deemed issue price of $0.05 per Athena Common Share (the "Consideration Shares").

2.3	Payment of the Purchase Price

At the Time of Closing, the Purchaser shall allot, issue and deliver the Consideration Shares to the Vendor in accordance with the provisions hereof.

2.4	Reliance on Prospectus and Registration Exemptions; Exchange Escrow

(a)	The Vendor acknowledges and agrees that the Consideration Shares are being issued pursuant to an exemption from the prospectus and registration requirements of the Securities Laws. As a result, the holders of the Consideration Shares shall not be entitled to certain protections, rights and remedies available under the Securities Laws, including statutory rights of rescission or damages, and the holders shall not receive information that would otherwise be required to be provided to the holders pursuant to the Securities Laws.

(b)	The Vendor acknowledges and agrees that (i) the Consideration Shares have not been registered under the 1933 Act or any state Securities Laws and the Purchased Securities may not be offered, sold, pledged or otherwise transferred unless registered under the 1933 Act and the Securities Laws of all applicable states of the United States or an exemption from such registration requirements is available, and (ii) except as otherwise provided by Section 9.1, the Corporation has no obligation or present intention of filing a registration statement under the 1933 Act or applicable state Securities Laws in respect of the Purchased Securities, and in compliance with all applicable state Securities Laws.

(c)	The Vendor acknowledges and agrees that the issuance of the Consideration Shares is subject to the policies, rules and regulations of the CSE and Applicable Laws and securities regulations. The Vendor consents to the filing by the Purchaser of all such documents as may be required under all Securities Laws with respect to the issuance of the Consideration Shares.

2.5	Resale Restrictions

(a)	The Vendor acknowledges and agrees that, to the extent that the Consideration Shares shall be subject to resale restrictions under Securities Laws, then the terms of such resale restrictions shall be endorsed on the certificates representing such Consideration Shares as a printed legend, and the Consideration Shares may not be sold, transferred or otherwise disposed except in accordance with exemptions from, or in a transaction not subject to, the prospectus and registration requirements of the Securities Laws and in each case only in accordance with all Securities Laws. The Vendor agrees to comply with such resale restrictions.

(b)	The certificates representing the Consideration Shares (and any certificates issued in exchange therefor or substitution thereof) shall bear a legend substantially in the form of the following legend:

UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE [INSERT THE DATE THAT IS FOUR MONTHS AND A DAY AFTER THE DISTRIBUTION DATE].

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THESE SECURITIES HAVE NOT AND WILL NOT BE REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. THESE SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (1) IN COMPLIANCE WITH REGULATION S UNDER THE 1933 ACT, (2) PURSUANT TO REGISTRATION UNDER THE 1933 ACT, OR (3) PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE 1933 ACT, AND, IN EACH CASE, IN COMPLIANCE WITH ALL APPLICABLE STATE SECURITIES LAWS, AFTER THE SELLER FURNISHES TO THE CORPORATION AN OPINION OF COUNSEL OF RECOGNIZED STANDING OR OTHER EVIDENCE OF EXEMPTION IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE CORPORATION TO SUCH EFFECT. HEDGING TRANSACTIONS INVOLVING SUCH SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE 1933 ACT. DELIVERY OF THIS CERTIFICATE MAY NOT CONSTITUTE "GOOD DELIVERY" IN SETTLEMENT OF TRANSACTIONS ON STOCK EXCHANGES IN CANADA.

2.6	Purchase of Entire Interest

It is the understanding of the Parties that this Agreement shall provide for the purchase of all of the Purchased Shares that are owned by the Vendor at the Time of Closing, whether same are owned as at the date hereof or to be acquired after the date hereof, and the Vendor covenants and agrees with the Purchaser that if prior to the Closing Date it acquires any further shares in the Corporation or rights to acquire any shares in the Corporation, in addition to those set forth in this Agreement, then such additional shares of the Corporation shall be part of the Purchased Shares and shall be subject to the terms of this Agreement, and such shares shall be delivered or such rights shall be transferred to the Purchaser at the Time of Closing, without the payment of any additional or further consideration.

2.7	Delivery of Purchased Shares

Subject to the fulfillment of all of the terms and conditions hereof (unless waived as herein provided), at the Time of Closing, the Vendor shall deliver to the Purchaser the certificate(s) representing the Purchased Shares duly endorsed for transfer to the Purchaser, together with such other documentation as contemplated in Section 5.1.

2.8	Payment of Purchase Price

Subject to the fulfillment of all of the terms and conditions hereof (unless waived as herein provided), at the Time of Closing, the Purchaser shall deliver to the Vendor a share certificate or DRS transaction advice representing the Consideration Shares, together with such other documentation as contemplated in Section 5.2.

2.9	Distribution of Athena Shares by the Vendor

The Vendor hereby covenants and undertakes to use commercially reasonable efforts to transfer and distribute all Athena Common Shares that it holds immediately after Closing to its shareholders, pro rata, within sixty days following the later of the effective date of the Registration Statement filed by the Purchaser for the registration of Registrable Securities by the Purchaser, and the first date on which the Vendor has held all such Athena Common Shares for at least four months, provided that such transfer and distribution (i) can be effected in accordance with Applicable Laws and the rules and policies of any applicable stock exchange on which the Vendor’s shares are then listed, and (ii) is exempt from the requirements to file a prospectus or deliver an offering memorandum (as defined in applicable Securities Laws) or any similar document under applicable Securities Laws relating to the sale, transfer or distribution the Athena Common Shares, or the Vendor has received such orders, consents or approvals as may be required to permit such transfer and distribution without the requirement of filing a prospectus or delivering an offering memorandum or any similar document.

2.10	Adjustments

Notwithstanding any other provision in this Agreement, the number of Consideration Shares to be issued to the Vendor pursuant to this Agreement shall be adjusted as necessary to reflect any stock split, stock dividend, share consolidation or other alterations to the Athena Common Shares.

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2.11	Termination of Option Agreement

Effective as of the Time of Closing, the Option Agreement shall be terminated, and, notwithstanding any provision of the Option Agreement to the contrary, neither the Purchaser nor any of the Vendor or the Corporation, nor any of their respective Affiliates, shall have any further liability or obligation under the Option Agreement; provided, however, that for the avoidance of doubt, termination of the Option Agreement shall not affect the right of the Vendor to the 5,000,000 (pre-consolidation) shares of common stock of the Purchaser pursuant to the Purchaser’s exercise of the First Option (as defined in the Option Agreement). Effective as of Closing, each of the Purchaser, the Vendor and the Corporation, for itself and its Affiliates, releases all rights, claims, actions and causes of action it may have against the other or others under or arising out of the Option Agreement, known or unknown, now or hereafter arising, except with respect to the above-mentioned 5,000,000 (pre-consolidation) shares of common stock of the Purchaser s. Until such time as the Option Agreement is terminated pursuant to this Section 2.11, it shall remain in full force and effect in accordance with its terms.

Article 3
REPRESENTATIONS AND WARRANTIES

3.1	Representations and Warranties of the Vendor

To induce the Purchaser to enter into this Agreement and complete the transactions contemplated hereby, the Vendor represents and warrants to and in favour of the Purchaser as provided in this Section 3.1. The Vendor confirms that the Purchaser is relying upon the accuracy of each of such representations and warranties in connection with the purchase of the Purchased Shares and the completion of the other transactions hereunder:

Authority; Execution and Delivery - Vendor

(a)	the Vendor has good right, full power and absolute authority to enter into this Agreement and to sell, assign and transfer the Purchased Shares to the Purchaser in the manner contemplated herein and to perform all of the Vendor's obligations under this Agreement;

(b)	the execution and delivery of this Agreement by the Vendor and the consummation of the transactions contemplated hereby has been duly authorized by the directors of the Vendor and do not constitute a breach or a default under the terms of the articles, by-laws or other constating documents of the Vendor, nor under any agreement to which the Vendor is a party or by which it is bound and is legally binding upon the Vendor and enforceable in accordance with its terms;

(c)	no consents of, filings with or approval of any Governmental Authority is required by the transactions contemplated by this Agreement;

(d)	there is no suit, action, litigation, arbitration proceeding or governmental proceeding, including appeals and applications for review, in progress or, to the knowledge of the Vendor, threatened against or related to the Vendor, the Corporation or the Purchased Shares or which would affect the Vendor's ability to sell the Purchased Shares as provided for in this Agreement;

(e)	each of the documents that the Vendor has publicly filed with the securities regulatory authorities in Canada since January 1, 2019, is materially accurate and complete and, if applicable, complies with the requirements as to form that apply to such document and, except to the extent modified by subsequently filed documents, contains no "misrepresentation" within the meaning of the Securities Act (British Columbia);

Miscellaneous - Vendor

(f)	the Vendor is not a of Canada, as such word is defined in the Income Tax Act (Canada);

(g)	the Vendor has not incurred any obligation or liability, contingent or otherwise for broker's or finder's fees in respect of the transactions contemplated by this Agreement;

(h)	neither the Vendor nor the Corporation is registered or required to be registered as an investment company within the meaning of the United States Investment Company Act of 1940, as amended;

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Authority; Execution and Delivery – Corporation

(i)	the Corporation has good right, full power and absolute authority to enter into this Agreement and to perform all of the Corporation's obligations under this Agreement;

(j)	the execution and delivery of this Agreement by the Corporation and the consummation of the transactions contemplated hereby has been duly authorized by the directors of the Corporation and do not constitute a breach or a default under the terms of the articles, by-laws or other constating documents of the Corporation, nor under any agreement to which the Corporation is a party or by which it is bound and is legally binding upon the Corporation and enforceable in accordance with its terms;

(k)	all necessary corporate action shall have been taken by the Corporation at or prior to the Time of Closing to authorize the transfer of the Purchased Shares to the Purchaser, which actions shall not have been amended or revoked at the time of transfer of such shares;

Due Incorporation, Capitalization, Allotment and Issuance of Shares

(l)	the Corporation has been duly incorporated and organized pursuant to the provisions of the laws of the State of Delaware and is in good standing in filing all returns and notices required pursuant to the laws of Delaware and any other jurisdiction where such registration is necessary for the business of the Corporation;

(m)	the authorized share capital of the Corporation consists of 754,385 common shares, all of which have been validly issued and are outstanding as fully paid and non-assessable, and there are no outstanding securities of the Corporation which are convertible into common shares of the Corporation and no outstanding options or rights to subscribe for the issuance of or receive any shares in the capital of the Corporation;

(n)	the sole registered and beneficial shareholder of the Corporation is the Vendor and the Vendor has good, marketable, beneficial and/or recorded title to the Purchased Shares, free of all Encumbrances and no person, firm or corporation has any agreement or option or right capable of becoming an agreement or option for the purchase from the Vendor of any of the Purchased Shares except as provided herein. The Purchased Shares are not and shall not be subject to any shareholder, pooling, escrow or similar agreements, except as contemplated herein;

Subsidiaries

(o)	the Corporation does not have any wholly or partially owned subsidiary bodies corporate and no obligation to wholly or partially acquire the shares of any body corporate;

Directors and Officers

(p)	the following is a complete list of the directors and officers of the Corporation as at the date hereof and the following shall be the only directors and officers of the Corporation and the Subsidiaries of the Corporation at the Time of Closing:

Name	Position
David Fynn	Director and Secretary
Martin Walter	Director and President

Employees

(q)	the Corporation does not have any employees or consultants. Since, August 1, 2018, no payments have been made or authorized by the Corporation to its officers, directors, shareholders or employees or former officers, directors, shareholders or employees, or to any person or company not dealing at arm's length (as such term is defined in the Income Tax Act (Canada)), except salaries, consulting fees, management fees, a reimbursement of expenses payable in the ordinary course or as disclosed in the Purchaser's Financial Statements;

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Business of the Corporation

(r)	the Business of the Corporation has been and shall continue to be until the Closing Date carried on in the ordinary and normal course subject to the terms hereof. The Corporation shall not enter into or assume any agreement other than those which are made in the ordinary course of business or which would not create a material change in the Business or financial affairs of the Corporation, without the prior written consent of the Purchaser, such consent not to be unreasonably withheld;

(s)	the Corporation has the corporate power to acquire and hold mining claims in the State of Nevada and to carry on the Business presently carried on by it;

(t)	the Corporation is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the Business conducted by it or the property owned or leased by it makes such qualification necessary;

(u)	the Corporation holds all Permits necessary to carry out its Business and the present status of the Corporation does not violate the terms of such Permits and the use of the Assets is not in breach of any statute, by-law, ordinance, regulation, covenant or restitution;

(v)	the Corporation is not in material breach of any provision, nor has it received current notice and is not otherwise aware of, any existing default under any material document to which the Corporation is a party;

(w)	each of the Corporation's Contracts are disclosed in Schedule "D". Each such contract is in full force and effect in accordance with the terms thereof and, to the knowledge of the Vendor, the Corporation is not in default under any such contract, there is no outstanding notice of cancellation or termination in connection therewith, nor, to the knowledge of the Vendor, does there exist any event or circumstance which through the passage of time or which as a result of a notice by a third party would become a material default by the Corporation under any such contract;

(x)	the Assets owned or leased by the Corporation are adequate for the conduct of its Business as presently conducted and include all proprietary rights, trade secrets and other property and assets, tangible and intangible, applicable to or used in connection with the Business. The Corporation is not a party to any contract or commitment that would limit its freedom to compete in any line of business or with any person or in any geographical area or otherwise to conduct its Business as currently conducted and as proposed to be conducted. There exist no facts or circumstances which could materially and adversely effect the ability of the Corporation to continue its Business substantially as presently conducted following the completion of the transactions contemplated by this Agreement;

(y)	no other persons other than the Corporation own any assets which are being used in the Business and there are no agreements or commitments by the Corporation to purchase property or assets, other than in the ordinary course of the Business;

(z)	there has been no material adverse change in the legal and beneficial ownership of the Assets;

(aa)	the Assets are not subject to reduction by virtue of the conversion or other alteration of the interest of any third party under existing agreements created by, through or under the Corporation;

(bb)	neither the Corporation nor the Vendor has received any notice of or has any knowledge that any of the Corporation's Contracts shall be terminated either as a result of the transaction contemplated by this Agreement or otherwise;

(cc)	the Vendor is not aware of any "material fact" or "material change" (as those terms are defined in the Securities Act (British Columbia)) in the affairs of the Vendor or the Corporation that has not been generally disclosed to the public, save knowledge of this particular transaction;

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Property

(dd)	no person, firm or corporation other than the Purchaser has any written or oral agreement, arrangement or option or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement, arrangement or option for the purchase or acquisition of the Corporation, the Property or the other Assets or any interest therein, other than the Purchaser pursuant to the Option Agreement;

(ee)	the Mineral Rights are properly and accurately described and depicted in Schedule "A" and the Mineral Rights have been duly and validly issued, acquired (as applicable), located and recorded in compliance to all Applicable Laws and are currently in good standing;

(ff)	the Corporation is the sole and legal owner of a 90% undivided interest in and to the Property and the other Assets and has good and marketable title to such interest in and to the Property and the other Assets, free and clear of all Encumbrances other than Permitted Encumbrances. For clarity and subject to any Permitted Encumbrances, other than the Corporation and the Purchaser hereunder and pursuant to the Option Agreement, no person has any right, royalty earn-in, or other interest whatsoever, or, any agreement or commitment to acquire any such interest, in the Mineral Rights or the other Assets, or in any production or profits from the Property;

(gg)	no shareholder agreement, investment agreement, or any other agreement exists, including between the Vendor and the Corporation, that affects the Mineral Rights or the ability of the Corporation to conduct exploration or development activities on the Property in any way;

(hh)	the terms of the Mineral Rights, the other Assets and Applicable Laws allow for access to the surface area covered by the Mineral Rights and as reasonably necessary to carry out all exploration activities;

(ii)	all work or expenditure obligations applicable to the Property and the other Assets, all statements and reports of the work or expenditures and other requirements to be satisfied or filed to keep the Property and the other Assets in good standing have been satisfied or filed (and all applicable expiry dates extended);

(jj)	all Taxes applicable to, or imposed on, the Property and the other Assets, or in connection with holding the Property and the other Assets, which were due to be paid on or before the date hereof have been submitted and paid in full. Without limiting the generality of foregoing, all federal annual mining claim maintenance fees relating to the Property have been paid properly and timely and affidavits of payment of such fees and notices of intent to hold have been recorded properly and timely;

(kk)	the Property does not lie within any protected area, rescued area, reserve, reservation, reserved area, environmental or historic protected area, or special needs lands as designated by any Governmental Authority having jurisdiction that would materially and adversely impair the exploration for Minerals or the development of a mining project on the Property;

(ll)	there are no actual, alleged or, to its knowledge, potential claims, challenges, suits, actions, prosecutions, investigations or proceedings against or to, the ownership of, or title to, the Property or the other Assets, nor, to knowledge of the Vendor, after due investigation, is there any basis for any of the foregoing;

(mm)	neither the Vendor nor the Corporation has notice, or knowledge of, any proposal to terminate or vary the terms of, or rights attaching to, the Mineral Rights or the other Assets from any Governmental Authority;

(nn)	the Corporation has conducted all operations in Nevada in compliance with all Applicable Laws (including any applicable environmental laws and foreign corrupt practices legislation), and no condition exists or event has occurred which, with or without notice or the passage of time or both, would constitute a violation of or give rise to liability under any environmental laws applicable to the Corporation or the Purchaser;

(oo)	no activity of the Vendor or the Corporation on the Property has been in violation of any environmental law, regulations or regulatory prohibition or order, and conditions on and relating to the Property or the other Assets;

(pp)	there has been no spill, discharge, leak, emission, ejection, escape, dumping, or any release or threatened release of any kind by the Vendor or the Corporation of any toxic or hazardous substance or waste (as defined by any Applicable Laws) from, on, in or under the Property, except as permitted by, and in material compliance with, Applicable Laws;

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(qq)	no toxic or hazardous substance or waste has been disposed of, treated on, or is located or stored on the Property by the Vendor or the Corporation, except as permitted by, and in material compliance with, Applicable Laws;

(rr)	there are no outstanding material orders, notices or similar requirements relating to the Property or the other Assets issued by any federal, state, provincial or municipal Governmental Authority including occupational health and safety authorities and there are no matters under discussion with any such authorities relating to orders, notices or similar requirements;

(ss)	there are no outstanding obligations or liabilities, contingent or otherwise, under any Applicable Laws (environmental, mining or otherwise), including reclamation or rehabilitation work, associated with the Property or arising out of past exploration, development and/or mining activities carried out thereon, nor is the Vendor aware of any basis therefor;

(tt)	the Vendor has made available to the Purchaser all requested material maps, assays, surveys, drill logs, samples, metallurgical, geological, geophysical, geochemical and engineering data within its possession in respect of the Property;

Bankruptcy and Insolvency Matters

(uu)	no action or proceeding has been commenced or filed by or against the Corporation which seeks or may lead to receivership, bankruptcy, a commercial proposal or similar proceeding, of the Corporation, the adjustment, compromise or composition of claims against it or the appointment of a trustee, receiver, liquidator, custodian, or other similar officer for the Corporation or any portion of the Assets. No such action or proceeding has been authorized or is being considered by or on behalf of the Corporation and no creditor or equity security holder of the Corporation has threatened to commence or advise that it may commence any such action or proceeding;

(vv)	the Corporation has not made nor is it considering making an assignment for the benefit of its creditors, and has not requested nor has it considered requesting a meeting of its creditors to seek a reduction, compromise, composition, or other accommodation with respect to its indebtedness;

(ww)	the Corporation has not entered into this Agreement with actual intent to hinder, delay or defraud present or future creditors of the Corporation;

Indebtedness and Guarantees

(xx)	the Corporation is not a party to any agreement of guarantee, indemnification or assumption of the obligations of a third party, or other like commitment, contingent or otherwise, including endorsements or other contingent liabilities, except as disclosed in the Corporation's Financial Statements or otherwise disclosed in writing to the Purchaser;

(yy)	the Corporation does not have outstanding, any bonds, debentures, mortgages, promissory notes or other evidence of indebtedness and the Corporation is not bound under any agreement to create or issue any bonds, debentures, mortgages, promissory notes or other indebtedness, except as disclosed in the Corporation's Financial Statements;

Financial Statements

(zz)	the Corporation's Financial Statements truly and fairly present in all material respects the assets and liabilities of the Corporation and its financial position as at the dates thereof, and, in particular, without limiting the generality of the foregoing, include all liabilities or obligations of any nature, whether accrued, contingent or otherwise, and whether due or to become due as at the dates of the Corporation's Financial Statements. Since the date of the Corporation's Financial Statements there has not been any material adverse change in the financial position of the Corporation on a consolidated basis, computed on a basis consistent with that used in the preparation of the balance sheet included in such Corporation's Financial Statements;

(aaa)	the Corporation's Financial Statements have been prepared in accordance with GAAP, applied on a consistent basis;

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(bbb)	the Corporation's Financial Statements do not contain any untrue statement of fact and do not omit to state any fact required to be stated to make the Corporation's Financial Statements not materially misleading;

(ccc)	all accounts receivable, book debts and other debts reflected in the records and Corporation's Financial Statements as due or accruing due are good and collectable subject to an allowance for doubtful accounts;

(ddd)	there are no liabilities or obligations of the Corporation, either accrued, absolute, contingent or otherwise, except:

(i)	liabilities set forth in the Corporation's Financial Statements and not heretofore paid or discharged;

(ii)	liabilities arising in the ordinary course of business under any contract which is either specifically disclosed as a schedule to this Agreement or not required to be disclosed because of the term or amount involved or otherwise;

(iii)	liabilities incurred, consistent with past business practice, in or as a result of the normal or ordinary course of business since the date of the Corporation's Financial Statements; and

(iv)	for the purposes hereof the term "liabilities" shall include, without limitation, any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, known or unknown, fixed or unfixed, choate or inchoate, liquidated, unliquidated, secured or unsecured;

Absence of Certain Changes or Events

(eee)	since the date of the Corporation's Financial Statements, the Corporation has not:

(i)	incurred any obligation or liability, fixed or contingent, except normal trade or business obligations incurred in the ordinary course of the Business, none of which is materially adverse to the Corporation;

(ii)	paid or satisfied any obligation or liability, fixed or contingent, except:

(A)	current liabilities included in the Corporation's Financial Statements;

(B)	current liabilities incurred since the date of the Corporation's Financial Statements in the ordinary course of the Business; and

(C)	re-scheduled payments pursuant to obligations under loan agreements or other contracts or commitments described in the Corporation's Financial Statements;

(iii)	created any material encumbrance upon any of its properties or the Assets;

(iv)	sold, assigned, transferred, leased or otherwise disposed of any of its material properties or assets, except in the ordinary course of the Business;

(v)	purchased, leased or otherwise acquired any material properties or assets, except in the ordinary course of the Business;

(vi)	waived, cancelled or written-off any rights, claims, accounts receivable, any amounts payable to the Corporation, except in the ordinary course of the Business;

(vii)	enterved into any transaction, contract, agreement or commitment, except in the ordinary course of the Business;

(viii)	made any material change with respect to any method of management, operation or accounting in respect of the Business;

(ix)	suffered any damage, destruction or loss (whether or not covered by insurance) which has materially adversely affected or could materially adversely affect the Business or the condition of the Corporation;

(x)	suffered any extraordinary loss relating to the Business or the Assets; or

(xi)	authorized, agreed or otherwise become committed to do any of the foregoing;

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Governmental Matters

(fff)	the Corporation has duly and on a timely basis prepared and filed all documents required to be filed by it in respect of all Governmental Charges and such returns and documents are complete and correct and clearly and fairly represents the information and relevant status of the Corporation for the relevant period;

(ggg)	the Corporation has paid all Governmental Charges which are due and payable on or before the date hereof. Adequate provision was made in the Corporation's Financial Statements for all Governmental Charges for the periods covered by the Corporation's Financial Statements. The Corporation has no liability for Governmental Charges other than those provided for in the Corporation's Financial Statements and those arising in the ordinary course of the operation of the Business since the date of the Corporation's Financial Statements and for which adequate provisions have been made on the books of the Corporation;

(hhh)	there are no actions, suits, proceedings, investigations, enquiries or claims now pending or made or, to the knowledge of the Vendor, after due investigation, threatened against the Corporation in respect of Governmental Charges;

(iii)	there are no Governmental Charges, assessments, re-assessments, or levies of whatsoever nature which the Corporation is required or shall or could be required by law to withhold, collect or pay and for which the Purchaser could become liable, except as disclosed in the Corporation's Financial Statements;

(jjj)	all Governmental Charges, assessments, levies and source deductions which the Corporation is required by law to withhold or to collect, have been, the knowledge of the Vendor, duly withheld or collected, and paid over to the proper Governmental Authorities, or held by the Corporation or on behalf of it as required, and such withholdings and collections and all other payments due in connection therewith are duly reflected in the Corporation's Financial Statements to the date as of which they were prepared and since that date shall be duly entered in the accounts of the Corporation;

(kkk)	there are no agreements, waivers or other arrangements providing for any extension of time with respect to the filing of any tax return or other document or the payment of any Governmental Charges by the Corporation;

(lll)	all returns of the Corporation for capital, excise, sales or use tax required to be filed by the Corporation before the Closing Date shall be fully prepared and filed before the Closing Date and all such Governmental Charges of every kind and description due or payable against or payable by the Corporation prior to the Closing Date in respect of the Corporation shall be fully paid;

Taxes

(mmm)	the Corporation has paid all Taxes exigible from it or for the collection of which it is responsible, in the case of taxes on income, in respect of all periods ended on or prior to July 31, 2021 and, in the case of all other Taxes, in respect of all periods ended prior to the Time of Closing, for which such Taxes were due and payable prior to the Time of Closing;

(nnn)	except as disclosed in the Corporation's Financial Statements, there are no Taxes which the Corporation is required or shall or could be required by law to withhold, collect or pay and for which the Purchaser could become liable, including, but without limiting the generality of the foregoing, unemployment insurance, pension plan payments, non-resident withholding tax or similar assessments, except as disclosed in the Corporation's Financial Statements;

(ooo)	all Taxes which the Corporation is required by law to withhold or to collect, including unemployment insurance, pension plan payments and non-resident withholding tax, have been duly withheld or collected, and have been paid over to the proper governmental authorities, or held by the Corporation or on behalf of the Corporation and such withholdings and collections and all other payments due in connection therewith are duly reflected in all material respects in the Corporation's Financial Statements to the date as of which they were prepared and since that date shall be duly entered in the accounts of the Corporation;

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Litigation

(ppp)	there are no judgments unsatisfied against the Vendor or the Corporation or any consent decrees or injunctions to which the Vendor or the Corporation is subject or bound and there are no actions, suits or proceedings (whether or not purportedly on behalf of the Vendor or the Corporation) commenced, pending or, to the knowledge of the Vendor, threatened against or affecting either of the Vendor or the Corporation at law or in equity or before or by any federal, provincial, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which action, suit or proceeding involves the possibility of any judgment against or liability of the Purchaser. Neither the Vendor nor the Corporation is aware of any existing ground on which any such action, suit or proceeding might be commenced with any reasonable likelihood of success;

(qqq)	Neither the Vendor nor the Corporation is subject to any judgment, order, writ, injunction or decree of any Governmental Authority which would prevent the carrying out of this Agreement or consummation of the transactions herein contemplated;

Books and Records

(rrr)	the minute book of the Corporation contains complete and accurate minutes of all meetings of the directors and shareholders of the Corporation held since its incorporation, all such meetings were duly called and held and all registers therein are complete and accurate in all material respects;

(sss)	the books and records of the Corporation fairly and correctly set out and disclose in all material respects, in accordance with GAAP, consistently applied, the financial position of the Corporation as at September 30, 2021 and all material financial transactions of the Corporation have been accurately recorded in all material respects in such books and records, and without limiting the generality of the foregoing, the Corporation has no outstanding debt obligations or liabilities other than those disclosed in the Corporation's Financial Statements or incurred in the ordinary course of business or the completion of the Acquisition subsequent to the preparation of the Purchaser's Financial Statements;

Records and Data

(ttt)	the Vendor shall cause the Corporation to make available, and by the Time of Closing shall have made available, to the Purchaser or the Purchaser's Representatives for inspection, all documents which the Purchaser shall reasonably require and which is in the possession and control of the Vendor and the Corporation which are material to and are pertaining to or affecting the Corporation or the Assets and the title of the Corporation thereto, and the Vendor shall not knowingly withhold any material documents or information reasonably required to make not misleading the documents and information so made available to the Purchaser;

(uuu)	all information, records and data furnished to the Purchaser, its Representatives and legal counsel pursuant to Section 3.1(sss) are, to the knowledge of the Vendor, after due enquiry, accurate in all material respects; and

Accuracy and Completeness

(vvv)	The covenants, representations and warranties of the Vendor contained in this Section 3.1 and elsewhere in this Agreement, and in any certificate or other material delivered under this Agreement, are accurate and complete in all material respects, do not contain any untrue statement of any material facts or, considered in the context in which presented, omit to state a material fact necessary in order to make the statements and information contained herein and therein not misleading.

3.2	Representations and Warranties of the Purchaser

The Purchaser represents and warrants to the Vendor that:

(a)	the Purchaser has good right, full power and absolute authority to enter into this Agreement and to purchase the Purchased Shares from the Vendor in the manner contemplated herein and to perform all of the Purchaser's obligations under this Agreement;

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(b)	the execution and delivery of this Agreement by the Purchaser and the consummation of the transactions contemplated hereby has been duly authorized by the directors of the Purchaser and do not constitute a breach or a default under the terms of the articles, by-laws or other constating documents of the Purchaser, nor under any agreement to which the Purchaser is a party or by which it is bound and is legally binding upon the Purchaser and enforceable in accordance with its terms;

(c)	there is no suit, action, litigation, arbitration proceeding or governmental proceeding, including appeals and applications for review, in progress or, to the knowledge of the Purchaser, threatened against or related to the Purchaser or which would affect the Purchaser's ability to purchase the Purchased Shares as provided for in this Agreement;

(d)	each of the documents that the Purchaser has publicly filed with the securities regulatory authorities in Canada and the United States since August 1, 2020, is materially accurate and complete and, if applicable, complies with the requirements as to form that apply to such document and, except to the extent modified by subsequently filed documents, contains no "misrepresentation" within the meaning of the Securities Act (British Columbia);

(e)	the Corporation has been duly incorporated and organized pursuant to the provisions of the laws of the State of Delaware and is in good standing in filing all returns and notices required pursuant to the laws of Delaware and any other jurisdiction where such registration is necessary for the business of the Corporation;

(f)	the authorized capital stock of the Purchaser consists of 100,000,000 shares of common stock having a par value of $0.0001 each, and 5,000,000 shares of preferred stock having a par value of $0.0001 each, of which 74,858,700 shares of common stock and no shares of preferred stock are issued and outstanding as of the date of this Agreement;

(g)	the Consideration Shares issued to the Vendor at Closing shall be validly issued and outstanding, fully paid and non-assessable; and

(h)	The covenants, representations and warranties of the Purchaser contained in this Section 3.2 and elsewhere in this Agreement, and in any certificate or other material delivered under this Agreement, are accurate and complete in all material respects, do not contain any untrue statement of any material facts or, considered in the context in which presented, omit to state a material fact necessary in order to make the statements and information contained herein and therein not misleading.

3.3	Survival of Representations and Warranties

The representations and warranties in Sections 3.1 and 3.2 shall survive Closing, in accordance with the following provisions:

(a)	the representations and warranties relating to Tax liability shall, unless based upon any misrepresentation made or fraud committed in filing a return or supplying information for the purposes of the Income Tax Act (Canada), as amended, or any other legislation imposing Tax, continue in full force and effect until the expiration of the last of the limitation periods contained in the Income Tax Act (Canada), as amended, and any other applicable legislation imposing Tax, subsequent to the expiration of which an assessment, reassessment or other form of recognized document assessing liability for Tax, interest or penalties thereunder for the period ended on the Closing Date cannot be issued;

(b)	the representations and warranties relating to Tax liability and based upon any misrepresentation made or fraud committed in filing a return or in supplying information for the purposes of the Income Tax Act (Canada), as amended, or any other legislation imposing tax shall continue in full force and effect and be unlimited as to duration; and

(c)	to the extent they have not been fully performed at or prior to the Time of Closing, the remaining representations and warranties set forth in Sections 3.1 and 3.2 shall continue in full force and effect for a period of two years from the date of this Agreement.

After the applicable survival period specified in Sections 3.3(a) and 3.3(c), if no claim shall have been made hereunder prior to expiry of such survival periods against a Party with respect to any incorrectness in or breach of any representations or warranty contained herein, or any non-fulfillment of any covenant or agreement on the part of a Party, the Party making the representation or warranty in this Agreement shall have no further liability hereunder with respect to any such representation or warranty.

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Article 4
COVENANTS

4.1	Access to the Corporation

Upon request by the Purchaser, the Vendor and the Corporation shall forthwith provide access to the Purchaser and its authorized Representatives and, if requested by the Purchaser, provide a copy to the Purchaser of all title documents, contracts, agreements, leases, financial statements, minute books, share certificate books, share registers, plans, reports, licences, orders, permits, books of account, accounting records, constating documents and all other documents, information or data relating to the Corporation, the Business, and Property and the other Assets. The Vendor and the Corporation shall afford the Purchaser and its authorized Representatives every reasonable opportunity to have free and unrestricted access to the Business and the property (including the Property), records and documents of the Corporation. At the request of the Purchaser, the Vendor and the Corporation shall execute or cause to be executed such consents, authorizations and directions as may be necessary to permit any inspection of the Business and any property of the Corporation (including the Property) or to enable the Purchaser or its authorized Representatives to obtain full access to all files and records relating to any of the property or assets of the Corporation maintained by governmental or other public authorities. At the Purchaser's request, the Vendor and the Corporation shall co-operate with the Purchaser in arranging any such meetings as the Purchaser should reasonably request with auditors, solicitors or any other persons engaged or previously engaged to provide services to the Corporation who have knowledge of matters relating to the Corporation, the Business and the Property.

4.2	Conduct Prior to Closing

Without in any way limiting any other obligations of the Vendor and the Corporation hereunder, during the period from the date hereof to the Time of Closing:

(a)	Conduct Business in the Ordinary Course. The Vendor shall cause the Corporation to conduct, and the Corporation shall conduct, the Business and the operations and affairs of the Corporation only in the ordinary and normal course of business consistent with past practice, and the Corporation shall advise the Purchaser of any material change or development in the Business and the operations and affairs of the Corporation. The Corporation shall not, without the prior written consent of the Purchaser, enter into any transaction or refrain from doing any action that, if effected before the date of this Agreement, would constitute a breach of any representation, warranty, covenant or other obligation of the Vendor or the Corporation contained herein, and provided further that, except as granted herein, the Vendor and the Corporation shall not enter into any material supply arrangements relating to the Corporation or make any material decisions or enter into any Contracts with respect to the Corporation without the consent of the Purchaser, which consent shall not be unreasonably withheld or delayed. The Vendor shall cause the Corporation to maintain, and the Corporation shall maintain the Mineral Rights as validly issued and in good standing, and free of all Encumbrances (other than Permitted Encumbrances).

(b)	Discharge Liabilities. The Vendor shall cause the Corporation to pay and discharge, and the Corporation shall pay and discharge, the liabilities of the Corporation in the ordinary course in accordance and consistent with the previous practice of the Corporation, except those contested in good faith by the Corporation.

(c)	Corporate Action. The Vendor shall take, and shall cause the Corporation to take, and the Corporation shall take, all necessary corporate action, steps and proceedings to approve or authorize, validly and effectively, the execution and delivery of this Agreement and the other agreements and documents contemplated hereby and to complete the transfer of the Purchased Shares to the Purchaser and to cause all necessary meetings of the directors and the shareholders of the Corporation to be held for such purpose.

(d)	Commercially Reasonable Efforts. The Vendor shall use its commercially reasonable efforts to satisfy and cause the Corporation to satisfy, and the Corporation shall use its commercially reasonable efforts to satisfy, the conditions contained in Section 5.1, which are under their control.

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4.3	Negative Covenants of the Corporation

Except as otherwise specifically contemplated by this Agreement or consented to in writing by the Purchaser (such consent not to be unreasonably withheld), from the date of this Agreement until the Time of Closing, the Vendor shall cause the Corporation to not permit, and the Corporation shall not permit:

(a)	any capital expenditures other than capital expenditures in the ordinary course of Business consistent with past practice which were previously approved and disclosed to the Purchaser, provided that the Corporation shall be authorized to make all capital expenditures in accordance with all legally binding commitments and Contracts with third parties in existence at the date of this Agreement;

(b)	the approval of any new capital projects or implementation of any other material change in the affairs of the Business;

(c)	the taking of any action that would, or would reasonably be expected to, render any representation or warranty made by it in this Agreement untrue or incorrect in any material respect on the Closing Date as if then made;

(d)	the repayment of any indebtedness or the incurring of any new indebtedness, other than in the ordinary course of business consistent with past practice;

(e)	the change, amendment or modification of the articles, by-laws or other constating documents of the Corporation;

(f)	the allotment, issuance, grant or sale of any shares, rights, options, warrants or other securities of the Purchaser;

(g)	the declaration or payment of any dividend or making any other distribution on any of the Corporation's shares of any class, or approval of resolution to reduce its share capital in any way, or the repurchase, redemption or acquisition any of its shares;

(h)	the purchase, sale, transfer or disposal, or entering into of an agreement to purchase, sell, transfer or otherwise dispose of, Mineral Rights or other Assets;

(i)	the entry into any agreement or transaction which would result in any Encumbrance on any Assets;

(j)	the entry into, extension, renewal or modification of any agreement, contract or Permit in respect of the Business, except in the ordinary course of business;

(k)	the establishment, adoption, entering into, making or amendment of a Benefit Plan for the benefit of any directors, officers or employees of the Corporation; and

(l)	the entry into of any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this Section 4.3.

4.4	Co-operation

The Vendor shall take, or cause to be taken, all commercially reasonable actions and do, or cause to be done, all commercially reasonable things necessary, proper or advisable to permit and diligently pursue the completion of the transactions contemplated by this Agreement in accordance with the terms hereof and shall cooperate with the Purchaser in connection therewith.

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4.5	Voting Support

For a period of twelve (12) months from the Closing Date of this Agreement, or until such time as the Vendor owns less than 4.9% of the Purchaser’s shares, the Vendor covenants and agrees to:

(a)	be present in person or represented by proxy (in respect of all Common Shares beneficially owned, or over which control or direction is exercised, by the Vendor and its Affiliates) at all meetings of Company’s shareholders for the purpose of determining the presence of a quorum at such meetings;

(b)	not withhold from voting any Common Shares beneficially owned, or over which control or direction is exercised, by the Vendor and its Affiliates in respect of any resolution seeking the election of the Purchaser’s director nominees (provided at least one nominee designated by the Vendor is included among such nominees) at all meetings of the Purchaser’s shareholders; and

(c)	not vote against any matters that have been recommended by the Board at each meeting of the Purchaser’s shareholders, except with respect to: (A) any transaction whereby over 50% of the Purchaser’s outstanding voting securities or substantially all of its assets are to be acquired, directly or indirectly, by any third party or parties as a result of such transaction; or (B) the proposed direct or indirect sale of 100% of the Excelsior Springs or Palmetto properties and/or Nubian USA.

Article 5
CONDITIONS OF CLOSING

5.1	Purchaser's Conditions

The obligation of the Purchaser to complete the purchase of the Purchased Shares contemplated herein, is subject to the fulfillment of each of the following conditions precedent, unless waived in writing by the Purchaser, and the Vendor shall use its best efforts to ensure that these conditions are fulfilled on or before the Closing Date.

(a)	Vendor's Representations and Warranties and Covenants. The representations and warranties of the Vendor contained in this Agreement shall be true and correct at the Time of Closing, with the same force and effect as if such representations and warranties were made at and as of such time, and the Vendor shall deliver a certificate executed as of the Time of Closing certifying that all representations and warranties made by it herein are true and correct in all material respects as of such date.

(b)	Covenants. All of the terms, covenants and agreements set forth in this Agreement to be complied with or performed by the Vendor and the Corporation at or before the Closing Date shall have been complied with or performed in all material respects by the Vendor and the Corporation on or before the Closing Date, and the Vendor and the Corporation shall deliver a certificate executed as of the Time of Closing certifying that all such terms, covenants and agreements have been complied with or performed in all material respects by the Vendor and the Corporation on or before such date.

(c)	No Material Change. Except as otherwise disclosed to the Purchaser, at the Time of Closing, there shall not have been any material adverse change in the condition (financial or otherwise), of the assets, liabilities, capitalization or Business of the Corporation from that as set forth in the Corporation's Financial Statements, in this Agreement or as otherwise disclosed to the Purchaser in writing prior to the date of this Agreement.

(d)	Approvals. At the Time of Closing, there shall have been obtained the written consents or approvals, in form and substance satisfactory to the Purchaser and Purchaser's legal counsel, acting reasonably, of any governmental or regulatory agency or person whose consent to the transactions contemplated hereby is required, including without limitation, the CSE and all conditions imposed upon such consents shall have been satisfied.

(e)	Corporate Proceedings. All necessary steps and corporate proceedings, as approved by the Purchaser's legal counsel acting reasonably, shall have been taken by the Vendor and the Corporation, as applicable, to permit the Purchased Shares to be sold, assigned and transferred to the Purchaser.

20

(f)	Resignations and Releases. The Vendor shall have delivered or caused to be delivered to the Purchaser the resignations of all officers and directors of the Corporation, together with a resolution or resolutions of the directors of the Corporation appointing John Power as a director and President and Ty Minnick as a director and Secretary, to be in such form or forms and in such sequence as the Purchaser's legal counsel may direct, acting reasonably, and all such resigning directors and officers shall have tendered to the Corporation and the Purchaser a waiver and release in form satisfactory to the Purchaser's legal counsel, acting reasonably, of all claims and demands against the Corporation with respect to matters arising prior to the Time of Closing. Without limiting the generality of the foregoing, each of the directors and officers of the Corporation shall execute and deliver a release, in form satisfactory to the Purchaser's legal counsel, acting reasonably, releasing the Corporation from all claims and demands in relation to wages or salaries, which may be or are owed to such directors and officers from duties performed prior to the Time of Closing.

(g)	Closing Documents. The Vendor and the Corporation shall have executed and delivered to the Purchaser all documents as the Purchaser or the Purchaser's legal counsel may reasonably request for the purposes of effecting the transfer and delivery of the Purchased Shares in accordance with the terms of this Agreement, including the documents set forth in Section 7.2.

(h)	No Action or Proceeding. No legal or regulatory action, suit or proceeding shall be pending or threatened by any person, firm or corporation to enjoin, restrict or prohibit the purchase and sale of the Purchased Shares contemplated hereby or the right of the Purchaser to own the Purchased Shares

(i)	No Violations of Laws. No law, ruling, order or decree is in force, and no action has been taken under any law or by any governmental authority that: (i) makes it illegal or otherwise, directly or indirectly, restrains, enjoins or prohibits the completion of the transactions contemplated by this Agreement; (ii) results in a judgement or assessment of damages, directly or indirectly, relating to the transactions contemplated by this Agreement that would have a material adverse effect on the Corporation or the value of the Purchased Shares; or (iii) would impose any condition or restriction that, after giving effect to the transactions contemplated by this Agreement, would have a material adverse effect on the Corporation or the value of the Purchased Shares.

If any such conditions shall not be fulfilled or waived in writing by the Purchaser at or prior to the Time of Closing, the Purchaser may rescind this Agreement by written notice to the Vendor and, in such event, the Purchaser and the Vendor shall be released from all obligations hereunder.

5.2	Vendor's Conditions

The obligation of the Vendor to complete the sale of the Purchased Shares contemplated herein, is subject to the fulfillment of the following conditions precedent, unless waived in writing by the Vendor, and the Purchaser shall use its best efforts to ensure that these conditions are fulfilled on or before the Closing Date.

(a)	Purchaser's Representations and Warranties and Covenants. The representations and warranties of the Purchaser contained in this Agreement shall be true and correct at the Time of Closing, with the same force and effect as if such representations and warranties were made at and as of such time, and the Purchaser shall deliver a certificate executed as of the Time of Closing certifying that all representations and warranties made by it herein are true and correct in all material respects as of such date.

(b)	Covenants. All of the terms, covenants and agreements set forth in this Agreement to be complied with or performed by the Purchaser at or before the Closing Date shall have been complied with or performed in all material respects by the Purchaser on or before the Closing Date and the Purchaser shall deliver a certificate executed as of the Time of Closing certifying that all such terms, covenants and agreements have been complied with or performed in all material respects by the Purchaser on or before such date.

(c)	Closing Documents. The Purchaser shall have executed and delivered to the Vendor all documents as the Vendor or the Vendor's legal counsel may reasonably request for the purposes of effecting the transfer and delivery of the Purchased Shares in accordance with the terms of this Agreement, including the documents set forth in Section 7.3

(d)	No Action or Proceeding. No legal or regulatory action, suit or proceeding shall be pending or threatened by any person, firm or corporation to enjoin, restrict or prohibit the purchase and sale of the Purchased Shares contemplated hereby or the right of the Vendor to sell the Purchased Shares.

21

(e)	No Violations of Laws. No law, ruling, order or decree is in force, and no action has been taken under any law or by any governmental authority that makes it illegal or otherwise, directly or indirectly, restrains, enjoins or prohibits the completion of the transactions contemplated by this Agreement.

If any such conditions shall not be fulfilled or waived in writing by the Vendor at or prior to the Time of Closing, the Vendor may rescind this Agreement by written notice to the Purchaser and, in such event, the Purchaser and the Vendor shall be released from all obligations hereunder.

Article 6
INDEMNIFICATION AND TAX INFORMATION

6.1	Indemnity

Each Party agrees to indemnify and save the other harmless from and against all losses, claims, actions, causes of action and liabilities, of any and all nature whatsoever, which the other may suffer, sustain or incur or which may be brought, made or asserted against the other as the result of any inaccuracy in any representation and warranty made in this Agreement by the indemnifying party, and/or which may be suffered or incurred as a result of, in respect of or arising out of any non-fulfillment of any covenant or agreement on the part of such indemnifying party, subject to the following limitations:

(a)	there shall be no obligation to indemnify in respect of a claim not made in writing both within:

(i)	the applicable survival period, if any, specified in Section 3.3 and; and

(ii)	the period of 180 days from the date upon which the Party claiming the indemnity first learned of the facts giving rise to the claim; and

(b)	the Vendor shall not be considered to be in breach of any representation and warranty concerning the assets or liabilities of the Corporation by reason of an inaccuracy in aggregate assets or aggregate liabilities which occurs in good faith and does not exceed $5,000.

6.2	Tax Information

The Parties shall provide each other with such assistance as may reasonably be requested by any of them in connection with the preparation of any return of Taxes, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to liabilities for Taxes arising out of this Agreement, and each shall retain and, upon request of the other, provide the other with such records or information as is relevant to such return, audit or examination or proceedings. Such assistance shall include providing copies of any relevant returns of Taxes and supporting work schedules. The Party requesting assistance hereunder shall reimburse the other for reasonable out-of-pocket expenses incurred by the other in providing such assistance. Any Party in possession of records or information relating to Taxes shall retain such records and information for such time as may be prescribed by any relevant legislation.

Article 7
CLOSING

7.1	Closing and Closing Date

The Closing shall take place at the offices of the Purchaser's legal counsel on the Closing Date or upon such earlier or later time and date and such place as may be agreed upon among the Parties.

22

7.2	Vendor's Closing Documentation

On the Closing Date, the Vendor shall deliver, or cause to be delivered, to the Purchaser the following closing documentation:

(a)	share certificate(s) representing the Purchased Shares issued in the name of the Vendor, duly endorsed for transfer to the Purchaser;

(b)	a certified copy of resolutions of the directors of the Corporation authorizing the transfer of the Purchased Shares to the Purchaser, the registration of the Purchased Shares in the name of the Purchaser, the issuance of a share certificate representing the Purchased Shares, and approving the resignations and appointments contemplated by Section 5.1(f);

(c)	a share certificate registered in the name of the Purchaser, signed by a duly authorized signatory of the Vendor, representing the Purchased Shares;

(d)	a certified copy of the register of shareholders of the Corporation showing the Purchaser as the registered owner of the Purchased Shares;

(e)	a certificate of the Vendor certifying that (i) the representations and warranties of the Vendor set forth in Section 3.1 are, in all material respects, true and correct as of the Closing Date; and (ii) the terms, covenants and agreements to have been complied with or performed by the Vendor or the Corporation on or before the Closing Date have been complied with or performed by the Vendor or the Corporation in all material respects; and

(f)	the resignations and releases of the directors and officers of the Corporation contemplated by Section 5.1(f);

(g)	a Delaware certificate of good standing for the Corporation dated as of the Closing Date;

(h)	the corporate minute books and all other books and records of the Corporation;

(i)	the corporate seal for the Corporation; and

(j)	such other documents as the Purchaser may reasonably require to perfect the purchase and sale contemplated hereby.

7.3	Purchaser's Closing Documentation

On the Closing Date, the Purchaser shall deliver, or cause to be delivered, to the Vendor the following closing documentation:

(a)	a share certificate or DRS transaction advice representing the Consideration Shares issued in the name of the Vendor;

(b)	a certificate of the Purchaser certifying that (i) the representations and warranties of it set forth in Section 3.2 are, in all material respects, true and correct as of the Closing Date; and (ii) the terms, covenants and agreements to have been complied with or performed by it on or before the Closing Date have been complied with or performed by it in all material respects; and

(c)	such other documents as the Vendor may reasonably require to perfect the purchase and sale contemplated hereby.

23

Article 8
NOTICE

8.1	General

Each notice, demand or other communication required or permitted to be given under this Agreement shall be in writing and shall be personally delivered or sent by electronic communications addressed as follows:

(a)	If to the Vendor or the Corporation, at:

Nubian Resources Ltd.
Suite 202, Yale Court Plaza, 2526 Yale Court
Abbotsford, British Columbia
Canada, V2S 8G9

Attention: Martin Walter, President and CEO
Email: martin@nubianr.com

with a copy to the Vendor's solicitors (which shall not constitute notice), at:

Irwin Lowy LLP
217 Queen Street West, Suite 401
Toronto, Ontario
Canada, M5V 0R2

Attention: Eric Lowy
Email: ELowy@irwinlowy.com

(b)	If to the Purchaser, at:

Athena Gold Corporation
2010A Harbison Drive, Unit 312
Vacaville, California
USA, 95687

Attention: John Power, Chief Executive Officer
Email: johnpower@athenagoldcorp.com

with a copy to the Purchaser's solicitors (which shall not constitute notice), at:

Lotz & Company
1040 West Georgia Street, Suite 1170
Vancouver, British Columbia
Canada, V6E 4H1

Attention: Jonathan C. Lotz
Email: jlotz@lotzandco.com

or to such addresses as each Party may from time to time specify by notice. Any notice shall be deemed to have been given and received if personally delivered, then on the day of personal service to the recipient Party, and if sent by email then on the day on which it was transmitted (or, if such day is not a Business Day or such notice or communication was delivered or transmitted after 5:00 pm (recipient's time), on the next following Business Day).

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Article 9
Preparation of Registration Statement

9.1	Registration Statement

Promptly following Closing and in any event within 90 days of the Closing Date, the Purchaser and the Vendor shall prepare and file with the SEC a Registration Statement on Form S-1, covering the resale of the Registrable Securities by the Vendor to its shareholders, as contemplated by Section 2.3, and, at the discretion of the Purchaser, the registration of any other Athena Common Shares with respect to an offering of Athena Common Shares by the Purchaser for its own account or for the account of any of its other shareholders. The Vendor hereby consents to being named as an "underwriter" in such Registration Statement, if in reasonable opinion of the Purchaser and its legal counsel such designation is required. The Registration Statement (and each amendment or supplement thereto, and each request for acceleration of effectiveness thereof) shall be provided to the Vendor at least three Business Days prior to its filing or other submission.

9.2	Effectiveness

(a)	The Purchaser shall use commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable. The Purchaser shall notify the Vendor in accordance with Section 8.1 as promptly as practicable, and in any event, within 24 hours, after the Registration Statement is declared effective and shall simultaneously provide the Vendor with copies of any related Prospectus to be used in connection with the sale or other disposition of the securities covered thereby.

(b)	The Purchaser shall use commercially reasonable efforts to cause such Registration Statement to become effective and to remain continuously effective for a period that shall terminate upon the earlier of (i) the date on which all Registrable Securities covered by such Registration Statement as amended from time to time, have been sold; and (ii) the date on which all Registrable Securities covered by such Registration Statement may be sold without restriction pursuant to Rule 144 under the 1933 Act (in this Section 9.2, the "Effectiveness Period"). The Purchaser shall prepare and file with the SEC such amendments and post-effective amendments to the Registration Statement and the Prospectus as may be necessary to keep the Registration Statement effective for the Effectiveness Period and to comply with the provisions of the 1933 Act and the 1934 Act with respect to the distribution of all of the Registrable Securities covered thereby.

(c)	For not more than 20 consecutive days or for a total of not more than 30 days in any six month period, the Purchaser may suspend the use of any Prospectus included in any Registration Statement contemplated by this Article 9 in the event that the Purchaser determines in good faith that such suspension is necessary to (A) delay the disclosure of material non-public information concerning the Purchaser, the disclosure of which at the time is not, in the good faith opinion of the Purchaser, in the best interests of the Purchaser or (B) amend or supplement the affected Registration Statement or the related Prospectus so that such Registration Statement or Prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the case of the Prospectus in light of the circumstances under which they were made, not misleading (an "Allowed Delay"); provided, that the Purchaser shall promptly (i) notify the Vendor in writing of the commencement of an Allowed Delay, but shall not (without the prior written consent of the Vendor) disclose to the Vendor any material non-public information giving rise to an Allowed Delay; (ii) advise the Vendor in writing to cease all sales under the Registration Statement until the end of the Allowed Delay; and (iii) use commercially reasonable efforts to terminate an Allowed Delay as promptly as practicable. The Purchaser will use commercially reasonable efforts to (i) prevent the issuance of any stop order or other suspension of effectiveness of the Registration Statement by the SEC; and (ii) if such order is issued, obtain the withdrawal of any such order at the earliest possible moment.

9.3	Rule 415

(a)	The Vendor understands and acknowledges that some activities on its part, including in connection with the transfer and distribution of the Consideration Shares by the Vendor to its shareholders pursuant to Section 2.3, may result in it being deemed a participant in a distribution in a manner which could render it a statutory underwriter and subject it to the prospectus delivery and liability provisions of the 1933 Act. Subject to compliance with Securities Laws, the Purchaser may not deem the Vendor to be an "underwriter" within the meaning of the 1933 Act within any Registration Statement nor file any such Registration Statement without the prior written consent of the Vendor. If at any time the SEC takes the position that the offering of some or all of the Registrable Securities in the Registration Statement is not eligible to be made on a delayed or continuous basis under the provisions of Rule 415 under the 1933 Act or requires the Vendor to be named as an "underwriter", the Purchaser shall use its commercially reasonable efforts to persuade the SEC that the offering contemplated by the Registration Statement is a valid secondary offering and not an offering "by or on behalf of the issuer" as defined in Rule 415 and that the Vendor is an "underwriter". The Vendor shall have the right to participate or have its counsel participate in any meetings or discussions with the SEC regarding the SEC's position and to comment or have their counsel comment on any written submission made to the SEC with respect thereto.

25

9.4	Provision of Information

(a)	The Vendor shall promptly furnish, or cause to be furnished, to the Purchaser all information concerning the Vendor, its Affiliates and their respective Representatives that may be required or reasonably requested in connection with any action contemplated by this Article 9, including in any other statement, filing, notice or application made by or on behalf of the Purchaser to the SEC. If the Vendor becomes aware of any information that should be disclosed in an amendment or supplement to the Registration Statement, then the Vendor shall promptly inform the Purchaser thereof. The Vendor shall use reasonable best efforts to ensure that none of the information related to it or any of its Affiliates or their respective Representatives, supplied by or on its behalf for inclusion or incorporation by reference in the Registration Statement shall, at the time the Registration Statement is initially filed with the SEC, at each time at which it is amended, or at the time it becomes effective under the 1933 Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

(b)	The Vendor agrees to indemnify and hold harmless, to the fullest extent permitted by law, the Purchaser, its directors, officers, employees, shareholders and each person who controls the Purchaser (within the meaning of the 1933 Act) against any losses, claims, damages, liabilities and expenses (including reasonable attorney fees) resulting from (i) any untrue statement or alleged untrue statement or omission or alleged omission of any material fact contained in any Registration Statement; and (ii) any untrue statement or alleged untrue statement or omission or alleged omission of any material fact, in light of the circumstances under which they were made, contained in any preliminary Prospectus or final Prospectus, or any amendment or supplement thereof, in each case to the extent, but only to the extent that such untrue statement or omission is contained in any information furnished in writing by the Vendor to the Purchaser specifically for inclusion in such Registration Statement or Prospectus or amendment or supplement thereto.

9.5	Expenses

Each of the Purchaser and the Vendor shall pay its own expenses associated with effecting the registration of the Registrable Securities, including filing and printing fees, listing fees costs associated with clearing the Registrable Securities for sale under applicable state securities laws and legal and accounting fees and expenses.

Article 10
GENERAL

10.1	Confidentiality

(a)	At all times prior to the Time of Closing, all documents and information received by the Purchaser from the Vendor and the Corporation and their respective Representatives, or vice versa, in connection with the transactions contemplated herein (in this Section 10.1, "Confidential Information") shall be treated by the recipient Party as confidential and shall not be disclosed to any other Party (other than the recipient Party's Representatives) except in order to comply with any Applicable Laws and any matter connected thereto; provided that, in the event that a recipient Party receives a request or is legally required to disclose Confidential Information, it shall notify the disclosing Party of such request or requirement and the disclosing Party may, at its own expense, seek to obtain any protective order to prevent or limit such disclosure. The Parties shall be entitled to all remedies available at law or in equity to enforce, or seek relief in connection with, this confidentiality obligation; provided further that, all monetary damages shall be limited to actual direct damages.

(b)	Notwithstanding the foregoing, "Confidential Information" shall not include information that: (i) was already in the public domain at the time furnished or that subsequently becomes part of the public domain through no act or omission by a Party or its Representatives in violation of this Agreement or any other confidentiality obligation; (ii) was in a recipient Party's possession at the time furnished and was not directly or indirectly acquired by the recipient party under an obligation of confidence owed directly or indirectly to the disclosing party (whether arising by way of contract, legal, equitable or fiduciary obligation or otherwise); or (iii) was acquired by the recipient party on a non-confidential basis from a source other than the disclosing party or its Representatives (provided that same source is not, to the recipient party's knowledge, bound by a confidentiality agreement with the disclosing party or any of its Representatives).

26

10.2	Disclosure

Each Party shall receive the prior consent, not to be unreasonably withheld, of the other Party prior to issuing or permitting any director, officer, employee or agent to issue, any press release or other written statement with respect to this Agreement or the transactions contemplated hereby. Notwithstanding the foregoing, if a Party is required by Applicable Laws to make any disclosure relating to the transactions contemplated herein, such disclosure may be made, but that Party shall use reasonable commercial efforts to consult with the other Party as to the wording of such disclosure prior to its being made.

10.3	Costs and Expenses

Each Party shall be responsible for its own costs and expenses related to the legal and audit fees and other charges and expenses incurred by such party in connection with the purchase and sale of the Purchased Shares, the preparation of this Agreement and all negotiations among the Parties.

10.4	Time of the Essence

Time shall be of the essence of this Agreement.

10.5	Governing Law

This Agreement shall be governed by and interpreted in accordance with the laws in force in the Province of British Columbia and the federal laws of Canada applicable therein, without regard to any conflict of laws or choice of laws principle. Each of the Parties hereby irrevocably attorns and submits to the non-exclusive jurisdiction of the courts of British Columbia, Canada respecting all matters relating to this Agreement and the rights and obligations of the Parties hereunder.

10.6	No Waiver of Breaches

A waiver of any right, power or remedy under this Agreement shall be in writing signed by the Party granting it. A waiver is only effective in relation to the particular obligation or breach in respect of which it is given. It is not to be taken as an implied waiver of any other obligation or breach or as an implied waiver of that obligation or breach in relation to any other occasion.

10.7	Cumulative Remedies

All rights and remedies of the Parties thereunder are cumulative of each other and of every other right or remedy such Parties may otherwise have at law or in equity, and the exercise of one or more rights or remedies by a Party shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies by the Party.

10.8	Joint and Several Liability

The representations, warranties, covenants and obligations of the Vendor and the Corporation, whether expressed or implied in this Agreement, shall bind each of the Vendor and the Corporation jointly and severally.

10.9	Enurement

This Agreement shall enure to the benefit of the Parties, their respective successors and permitted assigns.

10.10	Further Assurances

The Parties shall from time to time, on and after the Closing Date promptly execute and deliver all such other additional instruments, notices, releases and other documents, and shall do all such other acts and things as may be reasonably necessary to fully carry out the terms and conditions of this Agreement in accordance with their full intent.

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10.11	Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and same instrument. Delivery of an executed signature page to this Agreement by any Party by electronic transmission shall be as effective as delivery of a manually executed copy of this Agreement by such Party.

[Remainder of page intentionally left blank; signature page to follow]

IN WITNESS WHEREOF the Parties have executed this Agreement as of the date first written above.

NUBIAN RESOURCES LTD. Per: /s/ Martin Walter Authorized Signatory
ATHENA GOLD CORPORATION (formerly Athena Silver Corporation) Per: /s/ John Power Authorized Signatory
NUBIAN RESOURCES (USA) LTD. Per: /s/ Martin Walter Authorized Signatory

28

SCHEDULE "A"

Description of Property

Table of Mineral Rights

Serial No	Claim Name / Number		Property	Location
NMC1045871	ES	1	Excelsior	Nevada
NMC1045873	ES	3	Excelsior	Nevada
NMC1045875	ES	5	Excelsior	Nevada
NMC1045877	ES	7	Excelsior	Nevada
NMC1045879	ES	9	Excelsior	Nevada
NMC1045881	ES	11	Excelsior	Nevada
NMC1045883	ES	13	Excelsior	Nevada
NMC1045885	ES	15	Excelsior	Nevada
NMC1045887	ES	17	Excelsior	Nevada
NMC1045889	ES	19	Excelsior	Nevada
NMC1045891	ES	21	Excelsior	Nevada
NMC1045893	ES	23	Excelsior	Nevada
NMC1045895	ES	25	Excelsior	Nevada
NMC1045897	ES	27	Excelsior	Nevada
NMC1045899	ES	29	Excelsior	Nevada
NMC1045901	ES	31	Excelsior	Nevada
NMC1045903	ES	33	Excelsior	Nevada
NMC1045905	ES	35	Excelsior	Nevada
NMC1045907	ES	37	Excelsior	Nevada
NMC1045909	ES	39	Excelsior	Nevada
NMC1045910	ES	40	Excelsior	Nevada
NMC1045911	ES	41	Excelsior	Nevada
NMC1045912	ES	42	Excelsior	Nevada
NMC1045913	ES	43	Excelsior	Nevada
NMC1045914	ES	44	Excelsior	Nevada
NMC1045915	ES	45	Excelsior	Nevada
NMC1045916	ES	46	Excelsior	Nevada
NMC1045917	ES	47	Excelsior	Nevada
NMC1045918	ES	48	Excelsior	Nevada
NMC1045919	ES	49	Excelsior	Nevada
NMC1045920	ES	50	Excelsior	Nevada
NMC1045921	ES	51	Excelsior	Nevada
NMC1045922	ES	52	Excelsior	Nevada
NMC1045923	ES	53	Excelsior	Nevada
NMC1045924	ES	54	Excelsior	Nevada
NMC1045925	ES	55	Excelsior	Nevada
NMC1045926	ES	56	Excelsior	Nevada
NMC1045927	ES	57	Excelsior	Nevada
NMC1045928	ES	58	Excelsior	Nevada
NMC1045929	ES	59	Excelsior	Nevada
NMC1045930	ES	60	Excelsior	Nevada
NMC1045931	ES	61	Excelsior	Nevada
NMC1045932	ES	62	Excelsior	Nevada
NMC1045933	ES	63	Excelsior	Nevada
NMC1045934	ES	64	Excelsior	Nevada
NMC1045935	ES	65	Excelsior	Nevada

A-1

Serial No	Claim Name / Number		Property	Location
NMC1045936	ES	66	Excelsior	Nevada
NMC1045937	ES	67	Excelsior	Nevada
NMC1045938	ES	68	Excelsior	Nevada
NMC1045939	ES	69	Excelsior	Nevada
NMC1045940	ES	70	Excelsior	Nevada
NMC1045941	ES	71	Excelsior	Nevada
NMC1045942	ES	72	Excelsior	Nevada
NMC1045943	ES	73	Excelsior	Nevada
NMC1045944	ES	74	Excelsior	Nevada
NMC1045945	ES	75	Excelsior	Nevada
NMC1045946	ES	76	Excelsior	Nevada
NMC1045947	ES	77	Excelsior	Nevada
NMC1045948	ES	78	Excelsior	Nevada
NMC1045949	ES	79	Excelsior	Nevada
NMC1045950	ES	80	Excelsior	Nevada
NMC1045951	ES	81	Excelsior	Nevada
NMC1045952	ES	82	Excelsior	Nevada
NMC1045953	ES	83	Excelsior	Nevada
NMC1045954	ES	84	Excelsior	Nevada
NMC1045955	ES	85	Excelsior	Nevada
NMC1045956	ES	86	Excelsior	Nevada
NMC1045957	ES	87	Excelsior	Nevada
NMC1045958	ES	88	Excelsior	Nevada
NMC1045959	ES	89	Excelsior	Nevada
NMC1045960	ES	90	Excelsior	Nevada
NMC1045961	ES	91	Excelsior	Nevada
NMC1045962	ES	92	Excelsior	Nevada
NMC1045963	ES	93	Excelsior	Nevada
NMC1045964	ES	94	Excelsior	Nevada
NMC1045965	ES	95	Excelsior	Nevada
NMC1045966	ES	96	Excelsior	Nevada
NMC1045967	ES	97	Excelsior	Nevada
NMC1045968	ES	98	Excelsior	Nevada
NMC1045969	ES	99	Excelsior	Nevada
NMC1045970	ES	100	Excelsior	Nevada
NMC1057362	ES	103	Excelsior	Nevada
NMC1057364	ES	105	Excelsior	Nevada
NMC1057366	ES	107	Excelsior	Nevada
NMC1057368	ES	109	Excelsior	Nevada
NMC1057394	ES	178	Excelsior	Nevada
NMC1057395	ES	179	Excelsior	Nevada
NMC1057396	ES	180	Excelsior	Nevada
NMC1057467	ES	242	Excelsior	Nevada
NMC1057460	ES	245	Excelsior	Nevada
NMC1057461	ES	246	Excelsior	Nevada
NMC1057462	ES	247	Excelsior	Nevada
NMC1057463	ES	248	Excelsior	Nevada
NMC1057464	ES	249	Excelsior	Nevada
NMC1057465	ES	250	Excelsior	Nevada
NMC1057466	ES	251	Excelsior	Nevada
NMC1057468	ES	253	Excelsior	Nevada
NMC1057469	ES	254	Excelsior	Nevada

A-2

Serial No	Claim Name / Number		Property	Location
NMC887756	EX	1	Excelsior	Nevada
NMC887757	EX	2	Excelsior	Nevada
NMC887758	EX	3	Excelsior	Nevada
NMC887759	EX	4	Excelsior	Nevada
NMC887760	EX	5	Excelsior	Nevada
NMC887761	EX	6	Excelsior	Nevada
NMC887762	EX	7	Excelsior	Nevada
NMC887763	EX	8	Excelsior	Nevada
NMC887764	EX	9	Excelsior	Nevada
NMC887765	EX	10	Excelsior	Nevada
NMC887766	EX	11	Excelsior	Nevada
NMC887767	EX	12	Excelsior	Nevada
NMC887768	EX	13	Excelsior	Nevada
NMC887769	EX	14	Excelsior	Nevada
NMC897986	EX	20	Excelsior	Nevada
NMC897987	EX	21	Excelsior	Nevada
NMC897988	EX	22	Excelsior	Nevada
NMC897989	EX	23	Excelsior	Nevada
NMC897990	EX	24	Excelsior	Nevada
NMC897991	EX	25	Excelsior	Nevada
NMC897992	EX	26	Excelsior	Nevada
NMC897993	EX	27	Excelsior	Nevada
NMC897994	EX	28	Excelsior	Nevada
NMC897995	EX	29	Excelsior	Nevada
NMC897996	EX	30	Excelsior	Nevada
NMC897997	EX	31	Excelsior	Nevada
NMC897998	EX	32	Excelsior	Nevada
NMC897999	EX	33	Excelsior	Nevada
NMC898000	EX	34	Excelsior	Nevada
NMC898001	EX	35	Excelsior	Nevada
NMC898002	EX	36	Excelsior	Nevada
NMC898003	EX	37	Excelsior	Nevada
NMC898004	EX	38	Excelsior	Nevada
NMC898005	EX	39	Excelsior	Nevada
NMC898006	EX	40	Excelsior	Nevada
NMC898007	EX	41	Excelsior	Nevada
NMC898008	EX	42	Excelsior	Nevada
NMC898009	EX	43	Excelsior	Nevada
NMC898010	EX	44	Excelsior	Nevada
NMC898011	EX	45	Excelsior	Nevada
NMC898012	EX	46	Excelsior	Nevada
NMC898013	EX	47	Excelsior	Nevada
NMC1055250	PM	1	Palmetto	Nevada
NMC1055251	PM	2	Palmetto	Nevada
NMC1061180	RR	11	Palmetto	Nevada
NMC1061181	RR	12	Palmetto	Nevada
NMC1061182	RR	13	Palmetto	Nevada
NMC1061183	RR	14	Palmetto	Nevada
NMC1061184	RR	15	Palmetto	Nevada
NMC1061185	RR	16	Palmetto	Nevada
NMC1061186	RR	17	Palmetto	Nevada

A-3

SCHEDULE "B"

Net Smelter Returns Royalty

Pursuant to the attached Agreement, the Vendor (in this Schedule "B" only, the "Royalty Holder") is entitled to a royalty equal to 1% of net smelter returns (the "NSR Royalty") from the Property payable by the Corporation (in this Schedule "B" only, the "Royalty Payor"). All capitalized terms herein, unless otherwise defined, have the meanings ascribed thereto in the Agreement.

1.	After the Commencement of Commercial Production, the Royalty Payor shall pay to the Royalty Holder an NSR Royalty equal to 1% of the Net Value of all ores, minerals, metals and materials mined and removed from the Property and sold or deemed to have been sold by or for the Royalty Payor (collectively, "Products").

2.	As used herein, "Net Value" means the Gross Value of Products, less all costs, charges and expenses paid or incurred by the Royalty Payor with respect to such Products paid or deemed incurred by the Royalty Payor before or after such Products leave the Property in respect of the following:

(a)	charges for treatment in the smelting and refining process (including handling, processing, interest and provisional settlement fees, sampling, assaying and representation costs, penalties and other process deductions);

(b)	actual costs of transportation (including freight, insurance, security, transaction taxes, handling, port, demurrage, delay and forwarding expenses incurred by reason of or in the course of such transportation) of Products from the Property to the place of treatment and then to the place of sale;

(c)	actual sales and brokerage costs on Products; and

(d)	sales, use, severance, net proceeds of mine and ad valorem taxes and any other tax (excluding GST or HST, as applicable) on or measured by mineral production net of any rebate (excluding GST or HST rebates, as applicable), credit or refund which the Royalty Payor has received or to which it is entitled, but excluding any and all taxes based upon the net or gross income or outstanding capital of the Royalty Payor or other operator of the Property.

3.	As used herein, "Gross Value" shall have the following meaning:

(a)	if the Royalty Payor causes raw, refined or processed nickel and/or iron, in any form, to be produced from the Property and sold, then the Gross Value shall be the vamount of the proceeds of sale actually received by the Royalty Payor on its proportionate share thereof;

(b)	if the Royalty Payor cavuses any other Products to be produced from the Property and sold, then the Gross Value shall be the amount of the proceeds of sale actually received by the Royalty Payor on its proportionate share thereof; and

(c)	the proceeds of any insurance settlement arising from a claim for lost or damaged Product.

Where payment is made by an independent third party refinery on a provisional basis, the Gross Value shall be based upon the amount of such provisional settlement, but shall be adjusted in subsequent statements to account for the amount of the Products established by final settlement by such refinery.

In the event that smelting, refining or processing of Products are carried out in custom toll facilities owned or controlled in whole or in part by the Royalty Payor or any of its Affiliates or any other party with which the Royalty Payor does not deal at arm's length (as defined in the Income Tax Act (Canada)), then charges, costs and penalties for such smelting, refining or processing shall mean the costs the Royalty Payor would have incurred if such smelting, refining or processing were carried out at facilities owned or controlled by parties with which it does not deal at arm's length, then offering comparable services for comparable products on prevailing terms, but in no event greater than actual costs incurred by the Royalty Payor with respect to such smelting, refining or processing.

B-1

4.	The timing, nature, manner and extent of any exploration, development, mining, production and sale of Products, if any, shall be at the sole discretion of the Royalty Payor. No implied covenants or conditions whatsoever shall be read into this Schedule "B", including any covenants or conditions relating to exploration, development, prospecting, mining, production or sale of Products, except for the covenants of good faith and fair dealing.

5.	The Royalty Payor may, but is not obligated to, beneficiate, mill, sort, concentrate, refine, smelt, or otherwise process and upgrade the ores, concentrates, and other mineral products produced from ores mined from the Property prior to sale, transfer, or conveyance to a purchaser, user or consumer other than the Royalty Payor. The Royalty Payor shall not be liable for mineral values lost in such processing under sound mining and metallurgical practices. The Royalty Payor shall have the right to stockpile and commingle ore, concentrates, minerals and other material mined and removed from the Property from which Products are to be produced with ore, concentrates, minerals and other material mined and removed from other lands and properties; provided, however, that the Royalty Payor shall calculate from representative samples the average grade thereof and other measures as are appropriate in accordance with sound mining and metallurgical practices, and shall weigh (or calculate by volume) the material before commingling. In obtaining representative samples, calculating the average grade of the ore and average recovery percentages, the Royalty Payor may use any procedures accepted in the mining and metallurgical industry which it believes suitable for the type of mining and processing activity being conducted and, in the absence of fraud, its choice of such procedures shall be final and binding on the Royalty Holder.

6.	The Royalty Payor shall be permitted to sell Products to an Affiliate or person with which it does not deal at arm's length, provided that such sales shall be considered, solely for the purpose of computing Net Value, to have been sold at prices and on terms no less favourable than those which would be extended to an unaffiliated Third Party under similar circumstances.

7.	All Products for which an NSR Royalty is payable shall be weighed or measured, sampled and analyzed in accordance with sound mining and metallurgical practices. After such measurement, the Royalty Payor may mix or commingle such Products with ores, materials or products from other Property.

8.	The NSR Royalty shall become due and payable quarterly on the last day of each month following the last day of the calendar quarter in which the same accrued. NSR Royalty payments shall be accompanied by a statement showing in reasonable detail the quantities and grades of the Products sold by the Royalty Payor in the preceding calendar quarter; the proceeds of sale; costs, and other deductions; and other pertinent information in sufficient detail to explain the calculation of the NSR Royalty payment. Should default be made in any payment due to the Royalty Holder hereunder, then all unpaid amounts shall bear interest at the Prime Rate plus 10% until paid. All payments required hereunder may be mailed or delivered to any single depository as the Royalty Holder may instruct.

9.	All NSR Royalty payments shall be considered final and in full satisfaction of all obligations of the Royalty Payor with respect thereto, unless the Royalty Holder gives the Royalty Payor written notice describing and setting forth a specific objection to the calculation thereof within 12 months after receipt by the Royalty Holder of the quarterly statement herein provided for. If the Royalty Holder objects to a particular quarterly statement as herein provided, the Royalty Holder shall, for a period of 30 days after the Royalty Payor's receipt of notice of such objection, have the right, upon reasonable notice and at a reasonable time, to have the Royalty Payor's accounts and records relating to the calculation of the NSR Royalty in question audited by a chartered accountant acceptable to the Royalty Holder and to the Royalty Payor. If such audit determines that there has been a deficiency or an excess in the payment made to the Royalty Holder such deficiency or excess shall be resolved by adjusting the next quarterly NSR Royalty payment due hereunder. The Royalty Holder shall pay all costs of such audit unless a deficiency of more than 10% of the amount due is determined to exist. The Royalty Payor shall pay the costs of such audit if a deficiency of more than 10% of the amount due is determined to exist. All books and records used by the Royalty Payor to calculate royalties due hereunder in accordance with generally accepted accounting principles consistently applied. Absent fraud, failure on the part of the Royalty Holder to make claim on the Royalty Payor for adjustment in such 12-month period shall establish the correctness and preclude the filing of exceptions thereto or making of claims for adjustment thereon.

10.	The Royalty Payor agrees and consents to the Royalty Holder registering or recording against title to the Property the terms and conditions of this Schedule "B" and the existence of the NSR Royalty.

B-2

11.	The Royalty Payor shall have the right to assign the Property, in whole or in part and shall have sole and absolute discretion concerning the sale, assignment, transfer, conveyance, venturing, encumbrance or other disposition of the Property, in whole or in part, on such terms and conditions as it determines appropriate. The Royalty Payor shall require any transferee or assignee of any interest in the Property to assume in writing the obligation to pay the Royalty Holder the NSR Royalty in accordance with the terms and conditions set forth herein, and upon such assumption, the Royalty Payor shall be released from all liability hereunder with respect to the transferred interest in the Property, except for such liability as has accrued prior thereto.

12.	The Royalty Holder may assign its rights under this Schedule "B"; provided that any change in ownership of rights shall be accomplished in such manner that the Royalty Payor shall not be required to make payments to or give notice to more than one person, firm, corporation, or entity. No change or division in the ownership of the NSR Royalty, however accomplished, shall enlarge the obligations of or diminish the rights of the Royalty Payor. No change or division in the ownership of the NSR Royalty shall be binding on the Royalty Payor until 10 days after the Royalty Payor has received a copy of the assignment instrument duly recorded in the applicable recording district evidencing the change or division in ownership.

13.	It is intended that the NSR Royalty and all provisions of this Schedule "B" shall run with the Property and be binding upon and enure to the benefit of the Royalty Holder and its respective successors and assigns.

14.	One-half (0.5%) of the NSR Royalty may be purchased by the Royalty Payor for $500,000 payable to the Royalty Holder. An additional one-half (0.5%) of the NSR Royalty may be purchased by the Royalty Payor at fair market value (as determined at the date of purchase by one or more of the member firms of PricewaterhouseCoopers International Limited, Ernst & Young Global Limited, KPMG International Cooperative and Deloitte Touche Tohmatsu Limited or any successor or resulting firms or entities).

B-3

SCHEDULE "C"

Corporation's Contracts

1.	Insurance Policy with ● dated ●

C-1

SCHEDULE "D"

Corporation's Financial Statements

See attached.

D-1